CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Posteffective Amendment No. 26 to Registration Statement No. 333-75786 of Alpine Series Trust on Form N-lA of our report dated December 19, 2008, relating to the financial statements and financial highlights of Alpine Series Trust, including Alpine Dynamic Balance Fund, Alpine Dynamic Dividend Fund, Alpine Dynamic Financial Services Fund, Alpine Dynamic Transformations Fund, and Alpine Dynamic Innovators Fund, appearing in the Annual Report on Form N-CSR of Alpine Series Trust for the year ended October 3 1,2008, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also a part of this Registration Statement.

Milwaukee, Wisconsin
February 24, 2009